Heuristic Development Group, Inc.
                           17575 Pacific Coast Highway
                       Pacific Palisades, California 90272

November 27, 1996

Nautilus Group Japan, Ltd.
P.O. Box 3090
Boynton Beach, Florida  33424

Dear Sir or Madam:

     Reference is made to the Assignment (the "Assignment") dated as of August 22, 1994 between Heuristic Development Group, Inc. (the "HDG") and Nautilus Group Japan, Ltd. ("Distributor") and the Exclusive Distribution License Agreement (the "Distribution Agreement") dated as of June __, 1995 between the HDG and Distributor. HDG and Distributor hereby agree as follows:

     (a) The last two sentences of Section 6(b) of the Assignment is hereby deleted in full.

     (b) The first sentence of Section 3.01 of the Distribution Agreement is hereby deleted in full and a new first two sentences of Section 3.01 are added to the Distribution Agreement to read in full as follows:

     "HDG and Distributor hereby agree that in the event that (i) the Franchise Agreement (as defined in the Assignment Agreement) is terminated and is not replaced with another franchise agreement between Distributor and Sumitomo Fudosan Fitness Co., Ltd. or (ii) Distributor reasonably concludes, based on an examination of its quarterly financial results, that its annual revenue from the Franchise Agreement has fallen below one million dollars ($1,000,000) ((i) and (ii) above are collectively referred to as the "Conditions") then the royalty payments owed by Distributor to HDG for all Products distributed outside of Sumitomo Nautilus Clubs in Japan will be as follows:

          (a) No royalty will be payable by Distributor to HDG with respect to the first two million dollars of revenue per year derived from Distributor's use of the license.

          (b) The royalty payable by Distributor to HDG with respect to all revenue in excess of two million dollars per year derived from Distributor's use of the license will be determined by Distributor and HDG prior to distribution of the Products in the Territory.


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          In the event that neither of the Conditions has been met the royalty payments owed by Distributor to HDG for all Products distributed outside of Sumitomo Nautilus Clubs in Japan will be negotiated by Distributor and HDG."

     All other terms of the Assignment and Distribution Agreement will remain in full force and effect.

     Please indicate your acceptance of and agreement with the foregoing by signing the enclosed counterpart of this letter and returning it to HDG, whereupon this shall be a binding agreement between the parties.

                                          Very truly yours,

                                          HEURISTIC DEVELOPMENT GROUP, INC.

                                           /s/ Deborah E. Griffin
                                          ------------------------------------
                                          Deborah E. Griffin
                                          Chief Operating Officer

Accepted and Agreed:

NAUTILUS GROUP JAPAN, LTD.

/s/ Gregory L. Zink
------------------------------
Gregory L. Zink
Chief Operating Officer


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